POWER OF ATTORNEY I, Christopher DiSantis, hereby appoint Dean Calloway, Angela Woo and Vivian Henderson of Asbury Automotive Group, Inc. (the “Company”), and each and any of them my attorneys-in-fact to: 1. execute on my behalf, Forms 3, 4 and 5 (any of the foregoing, a “Section 16 Form”) in accordance with Section 16(a) of the Securities Exchange Act of 1934 and the rules thereunder, which execution may include the insertion of my typed name on the signature line of any Section 16 Form; 2. execute for and on my behalf of all forms and schedules (the “EDGAR Next Forms,” and together with any Section 16 Form, a “Form” or “Forms”) necessary to complete my enrollment in the United States Securities and Exchange Commission’s Electronic Data Gathering, Analysis, and Retrieval (“EDGAR Next”) system, and any and all amendments thereto; 3. do and perform any and all acts for and on my behalf which may be necessary or desirable to complete the execution of any Form and the timely filing of such Form with the United States Securities and Exchange Commission and any stock exchange or similar authority; 4. do and perform any and all acts required as an account administrator of my EDGAR Next account including, but not limited to, yearly acknowledgements and token management; and 5. take any other action in connection with the foregoing which, in the opinion of such attorneys-in-fact may be of benefit to, in the best interest of, or legally required by me, it being understood that the documents executed by such attorneys-in-fact on my behalf pursuant to this Power of Attorney shall be in such form and shall contain such terms and conditions as such attorneys-in-fact may approve in their discretion. I grant to the attorneys-in-fact full power and authority to do and perform any act necessary or proper to be done in the exercise of any of the rights and powers herein granted, as fully to all intents and purposes as I might or could do if personally present. I ratify and confirm all that such attorneys-in-fact shall lawfully do by the rights and powers granted by this Power of Attorney. The attorneys-in-fact shall have full power of substitution or revocation. I acknowledge that the attorneys-in-fact, in serving in such capacity at my request, are not assuming, nor is the Company assuming, any of my responsibilities to comply with the Securities Exchange Act of 1934 or any other legal requirement. Notwithstanding the filing of the EDGAR Next Forms described above on my behalf, I shall remain responsible for the accuracy of all information provided to the attorneys-in-fact in connection with the filing of the EDGAR Next Forms. This Power of Attorney shall remain in full force and effect until I am no longer required to file any Section 16 Forms or any filings under the Securities Exchange Act of 1934, with respect to my holding of and transactions in securities issued by the Company, unless I earlier revoke it in writing delivered to the foregoing attorneys-in-fact. By: /s/ Christopher DiSantis Name: Christopher DiSantis Date: February 12, 2026